Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	June 6, 2006
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION HIRES NEW
EXECUTIVE VICE PRESIDENT OF WEALTH MANAGEMENT SERVICES
Thomas P. Zidar Tapped To Guide the Expansion of Wayne Hummer Wealth Management,
One of Chicago’s Oldest Investment Firms
LAKE FOREST, IL., June 6, 2006 — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced the appointment of Thomas P. Zidar as the Executive Vice President and Market Head of Wealth Management at Wintrust and Chairman of the Wayne Hummer companies. In addition to his responsibilities at Wayne Hummer, Zidar will be charged with leading several acquisition and growth-related initiatives for the Company.
Zidar brings extensive financial services experience to Wintrust. From 1997 to 2006, Zidar held several positions with increasing responsibility at ABN AMRO/LaSalle Bank Corporation. His prior posts included: internal management consultant and strategic planning manager, head of mergers and acquisitions for North America, head of integration management, and President & CEO of LaSalle Financial Services, the bank’s broker/dealer and insurance operation. Most recently, Zidar was Executive Vice President in the Personal Financial Services group of LaSalle Bank, responsible for five business units, and Chairman of LaSalle Financial Services.
“We are very pleased to have someone with Tom’s talent and expertise joining our leadership team,” says Edward J. Wehmer, President & CEO of Wintrust. “We have a great group of people and a very competitive array of products and services at Wayne Hummer. I believe that Tom’s addition to an already strong management team at Wayne Hummer will help improve our strategic focus and execution as we continue to build on the solid foundation that exists here.”

“I am excited to join the Wintrust and Wayne Hummer Wealth Management teams,” said Zidar. “There is a firm commitment at Wintrust to grow the wealth management business. Between the rich heritage of the Wayne Hummer franchise and the deep customer relationships held at the Wintrust community banks in many affluent markets around Chicago, we have a tremendous opportunity to expand our wealth management and financial advisory services and complement our core banking business.”
Prior to his years ABN AMRO/LaSalle, Zidar was employed by A.T Kearney in Chicago and TTG, an investment banking firm, in New York and London. He received a B.B.A. from University of Notre Dame and an M.B.A. from the J.L. Kellogg Graduate School of Management of Northwestern University. He is a member of the Chicago Children’s Museum Board of Directors and former member of the ABA Securities Association Board of Directors and Securities Industry Association Bank Broker/Dealer Presidents Roundtable. Zidar was recognized as one of Crain’s Chicago Business’ 40 under 40 in 2004.
WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, Hinsbrook Bank & Trust in Willowbrook, and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
Currently, Wintrust operates a total of 71 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.
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